Exhibit 5.1

FST Corp.	D:	+852 3656 6054
89 Nexus Way, Camana Bay	E:	nathan.powell@ogier.com
Grand Cayman, KY1-9009	D:	+852 3656 6061
Cayman Islands	E:	florence.chan@ogier.com

Reference:    FYC/AGC/517875.00001

12 July 2026

Dear Sirs

FST Corp. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s the filing of the Company’s prospectus supplement dated 2 July 2026 and amended on 6 July 2026 (the Prospectus Supplement) with the United States Securities and Exchange Commission (the Commission) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the Act), forming part of the registration statement on Form F-3 (File No. 333-296326) which was filed with the Commission on 29 May 2026 and declared effective on 8 June 2026, including all amendments or supplements thereto (the Registration Statement).

The Prospectus Supplement relates to the Company’s issuance and sale of up to US$10,400,000 of ordinary shares of US$0.0001 par value each in the Company (the Offer Shares) from time to time through or to H.C. Wainwright & Co., LLC (the Agent) as sales agent and/or principal pursuant to an at-the-market offering agreement dated 6 July 2026 entered into by and between the Company and the Agent (the Agreement).

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus Supplement, Form 6-K or related applicable documents other than as expressly stated herein with respect to the issuance of the Securities.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier
Providing advice on British Virgin Islands,
Cayman Islands and Guernsey laws
Partners
Floor 11 Central Tower	Nicholas Plowman	Yuki Yan
28 Queen’s Road Central	Nathan Powell	David Lin
Central	Anthony Oakes	Alan Wong
Hong Kong	Oliver Payne	Janice Chu
	Kate Hodson	Zhao Rong Ooi
T +852 3656 6000	David Nelson	Rachel Huang**
F +852 3656 6001	Joanne Collett	Florence Chan*‡	* admitted in New Zealand
ogier.com	Dennis Li Cecilia Li	Richard Bennett**‡ James Bergstrom‡	** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents Examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 24 November 2023 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions passed on 27 December 2024 and effective on 27 December 2024 (the Memorandum and Articles);

(c)	the certificate of good standing dated 7 July 2026 issued by the Registrar in respect of the Company (the Good Standing Certificate);

(d)	the register of directors and officers of the Company dated 21 January 2025 (the ROD);

(e)	the listed shareholder list of the Company as provided to us 6 July 2026 (the ROM, and together with the ROD, the Registers);

(f)	the certificate from a director of the Company dated 12 July 2026 as to certain matters of fact (the Director’s Certificate);

(g)	the written resolutions of directors of the Company dated 26 May 2026 and 28 June 2026, respectively, approving, inter alia, the issuance of Offer Shares and the Registration Statement (the Board Resolutions); and

(k)	the Prospectus Supplement and the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Documents are true and correct copies, and where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked

(f)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the issuance of Offer Shares and the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the issuance of Offer Shares and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company’s property or assets;

(i)	the Company will issue the Offer Shares in furtherance of its objects as set out in its Memorandum;

(j)	the form and terms of any and all Offer Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company then in effect nor any applicable law, regulation, order or decree in the Cayman Islands;

(k)	the Company will have sufficient authorised but unissued share capital to effect the issue of any of the Offer Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Offer Shares;

(l)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under and all documents entered into by such parties in connection with the issuance of the Offer Shares, and the due execution and delivery thereof by each party thereto;

(m)	each of the parties to the Agreement other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws, and the Agreement has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands);

(n)	the Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (the Relevant Law) (other than, with respect to the Company, the laws of the Cayman Islands);

(o)	the choice of the Relevant Law as the governing law of the Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

(p)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Offer Shares and none of the Offer Shares have been offered or issued to residents of the Cayman Islands;

(q)	upon the issue of any Offer Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(r)	the Company is, and after the issuance (where applicable) of the Offer Shares, will be able to pay its liabilities as they fall due; and

(s)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate Status

(a)	The Company was duly incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands (the Companies Act) and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands. The Company is a separate legal entity and is subject to suit in its own name.

Authorised Share capital

(b)	The authorised share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each.

Valid Issuance of Ordinary Shares

(c)	The Offer Shares to be issued by the Company as contemplated by the Agreement have been duly authorised for issue and when:

(i)	issued by the Company against payment in full of the consideration thereof (being not less than the par value of the Offer Shares) in accordance with the terms set out in the Agreement, the Registration Statement, the Board Resolutions and the Memorandum and Articles;

(ii)	such issuance of Offer Shares have been duly registered in the Company’s register of members as fully paid ordinary shares; and

(iii)	subject to the satisfaction of any conditions or requirements set forth in the Agreement and the Registration Statement,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Agreement and the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement and the Agreement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement, the Agreement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance execution or performance of the Company’s obligations under the Registration Statement or Agreement will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing Law of this Opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to our firm under the heading “Legal Matters” of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus Supplement and Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the Offer Shares and while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier